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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ocean Energy, Inc.:

We consent to the incorporation by reference in the registration statement to be filed on Form S-3 of Ocean Energy, Inc. of our report dated February 9, 1999, relating to the consolidated balance sheets of Seagull Energy Corporation and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998 Annual Report on Form 10-K of Seagull Energy Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP
KMPG LLP


Houston, Texas
May 28, 1999